FOR IMMEDIATE RELEASE

Contact:	P. Barrett Wheeler
Vice President, Director of Accounting Policy and Shareholder Reporting
(804) 967-7000

FRANKLIN FINANCIAL CORPORATION ANNOUNCES NEW DIRECTOR

AND

OPEN MARKET STOCK PURCHASES TO FUND 2012 EQUITY INCENTIVE PLAN

Glen Allen, Virginia — March 29, 2012 — Franklin Financial Corporation (the “Company”) today announced that Warren A. Mackey has been elected to the Company’s Board of Directors, effective as of the same date. Mr. Mackey will serve on the Nominating and Corporate Governance and Audit Committees.

Mr. Mackey is founder and sole shareholder of Arles Advisors Inc, which is the managing general partner of Arles Partners LP, Homestead Partners LP and Homestead Odyssey Partners LP, three private investment partnerships specializing in the financial services industry. Mr. Mackey is a former director of Center Financial Corporation, one of the largest Korean-American banks in the United States, and is a current director of BankAsiana.

Commenting on the election of Mr. Mackey, Richard T. Wheeler, Jr., Chairman, President and Chief Executive Officer of the Company, said “We are pleased to add Mr. Mackey’s experience and expertise to our Board of Directors. The Company is fortunate to have the services of such a prominent and active member of the financial services community.”

The Company also announced today that it has authorized the funding of a trust that will purchase up to 572,114 shares of the Company’s outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company’s 2012 Equity Incentive Plan, which was approved by shareholders at the Company’s annual meeting held on February 21, 2012. Purchases will be made in the open market from time to time at the discretion of the independent trustee of the trust.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating both owner and non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).